Exhibit 10.1

[FORM OF AMENDED AND RESTATED CHANGE-IN-CONTROL AND SEVERANCE AGREEMENT FOR CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER]

MAXLINEAR, INC.
AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Amended and Restated Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between ____________ (“Executive”) and MaxLinear, Inc. (the “Company” and, together with the “Executive,” the “Parties”), effective as of __________________ (the “Effective Date”), and amends and restates in its entirety the Change in Control and Severance Agreement made and entered into by and between the Parties, effective as of [DATE] (such agreement, the “Prior Agreement”).
RECITALS

1.It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it remains in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

2.The Board believes that it remains in the best interests of the Company and its stockholders to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances, provided that Executive is a Section 16 Officer immediately prior to the Change in Control or date of termination. For this purpose, a “Section 16 Officer” is an employee of the Company who has been designated by the Board, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

3.Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On each anniversary of the Effective Date, the Agreement will renew automatically for an additional three (3)-year term (each, an “Additional Term”) from the date of such anniversary, unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. For avoidance of doubt, if the notice of non-renewal is provided, this Agreement will continue in effect for the remainder of the applicable three (3)-year term, unless agreed otherwise by the Parties in writing or as provided under clauses (B) and (C) below. This Agreement will terminate upon the earlier of (A) the date the term of the Agreement expires, as described above, (B)

the date that all of the obligations of the Parties with respect to this Agreement have been satisfied, or (C) any time prior to the Change in Control if the Executive has ceased to be a Section 16 Officer. Notwithstanding the foregoing, (a) if a Change in Control occurs and there are less than twenty-four (24) months remaining in the term of this Agreement (including, for avoidance of doubt, if notice of non-renewal has been provided), the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the effective date of the Change in Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 6(f) hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as described in Section 6(f)(B)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or the Additional Term, the term of this Agreement will extend automatically through the date that is fifteen (15) days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds.

2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.Severance Benefits.

(a)Involuntary Termination Not in Connection with a Change in Control. If (i) Executive terminates his or her employment with the Company (or any parent, subsidiary, or successor of the Company) for Good Reason or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause, and, in each case, such termination occurs outside of the Change in Control Period, then, subject to the Executive signing and not revoking the release of claims as required by Section 4, Executive will receive the following severance benefits from the Company:

(i)Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s annual salary determined at a rate equal to the Executive’s then-current annual salary as of the date of such termination.

(ii)Bonus Payment. Executive will receive a single lump sum cash payment (less applicable tax withholding) in an amount equal to (A) Executive’s target annual bonus for the year of termination multiplied by (B) a fraction, the numerator of which is the number of days between (and including) the start of the year in which Executive’s termination occurs and the date of termination and the denominator of which is 365.

(iii)Accelerated Vesting of Equity Awards. Executive’s then-outstanding and unvested Equity Awards that vest solely based upon Executive’s continued service with the Company will immediately accelerate vesting as to that number of shares that were otherwise scheduled to vest assuming Executive remained employed by the Company for twelve (12) months following Executive’s termination date. This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance metric has been achieved by the termination date, but not as to any such awards as to which the performance metric has not been achieved by the termination date.

(iv)Extended Post-Termination Exercise Period / Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual Equity Award agreement, (i) Executive’s outstanding and vested stock options and/or stock appreciation rights as of the Executive’s termination of employment date will remain exercisable until the twelve (12) month anniversary of the termination date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond its original maximum term, and (ii) Executive’s outstanding

Equity Awards will remain outstanding until the three (3) month anniversary of Executive’s termination of employment date, and if no Change in Control has occurred as of such date (and that would result in vesting acceleration pursuant to Section 3(b)(iii)), such Equity Awards (other than the Equity Awards described in (i) of this sentence) will terminate.

(v)Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(a)(v), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) months. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(b)Involuntary Termination in Connection with a Change in Control. If (i) Executive terminates his or her employment with the Company (or any parent, subsidiary, or successor of the Company) for Good Reason or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause, and, in each case, such termination occurs within the Change in Control Period, then, subject to the Executive signing and not revoking the release of claims as required by Section 4, Executive will receive the following severance benefits from the Company:

(i)Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to twenty-four (24) months of Executive’s annual salary determined at a rate equal to the greater of (A) Executive’s annual salary as in effect immediately prior to the Change in Control, or (B) Executive’s then-current annual salary as of the date of such termination. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change in Control that qualifies Executive for severance payments under Section 3(a)(i); and (y) a Change in Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 3(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(b)(i), less amounts already paid under Section 3(a)(i) and such lump-sum amount shall be payable upon the later of: (A) the Change in Control, (B) the date the release of claims required by Section 4 is effective and irrevocable; or (C) such later date required by Section 10.

(ii)Bonus Payment. Executive will receive a single lump sum cash payment (less applicable withholding taxes) in an amount equal to two hundred percent (200%) of Executive’s target annual bonus for the year of termination as in effect immediately prior to Executive’s termination date, or, if greater, at the level in effect immediately prior to the Change in Control. For the avoidance of doubt, if

(x) Executive incurred a termination prior to a Change in Control that qualifies Executive for severance payments under Section 3(a)(ii); and (y) a Change in Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 3(b)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(b)(ii), less amounts already paid under Section 3(a)(ii) and such lump-sum amount shall be payable upon the later of: (A) the Change in Control, (B) the date the release of claims required by Section 4 is effective and irrevocable; or (C) such later date required by Section 10.

(iii)Accelerated Vesting of Equity Awards. One hundred percent (100%) of Executive’s unvested Equity Awards will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv)Extended Post-Termination Exercise Period. Notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option agreement, Executive’s outstanding and vested stock options and/or stock appreciation rights as of the Executive’s termination of employment date will remain exercisable until the twenty-four (24) month anniversary of the termination date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond its original maximum term.

(v)Continuation Coverage. If Executive elects continuation coverage pursuant COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twenty-four (24) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(b)(v), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twenty-four (24) months. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(c)Timing of Severance Payments. Unless otherwise required pursuant to Section 10 of this Agreement, the Company will pay the cash severance payments to which Executive is entitled under Sections 3(a)(i) and (ii) and 3(b)(i) and (ii) of this Agreement in a lump sum on the first regularly scheduled payroll date following the date the release of claims required by Section 4 becomes effective and irrevocable, provided, however, that such payment will be delayed to the extent required by Section 3(b)(i), Section 4 and/or Section 10 of this Agreement. Except to the extent payment is delayed pursuant to Section 3(b)(i) or Section 10(b), all cash severance payments under Sections 3(a)(i) and (ii) and 3(b)(i) and (ii) of this Agreement will be paid no later than March 15 of the year following the year in which the termination occurs. If taxable cash payments become required under Sections 3(a)(v) and 3(b)(v), such payments shall be paid on the last day of a given month that Executive would have otherwise been entitled to COBRA premium reimbursements, subject to the provisions of Sections 4(a) and 10.

(d)Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(e)Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(f)Exclusive Remedy. In the event of a termination of Executive’s employment upon or within twenty-four (24) months following a Change in Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 3, except as may be provided in any Equity Award agreement.

4.Conditions to Receipt of Severance.

(a)Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective and irrevocable within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided until the release of claims agreement becomes effective and irrevocable, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release. Notwithstanding the foregoing, and subject to the release becoming effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 10(b)) shall be paid on the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Section 409A of the Code, or, if later, such time as required by Section 3(b)(i) or Section 10(b). If the release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.

(b)Other Requirement. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement.

(c)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or a “Big Four” national accounting firm selected by the Company and approved by Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (1) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (2) cancellation of Equity Awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G (if two or more Equity Awards are granted on the same date, each award will be reduced on a pro-rata basis); (3) reduction of the accelerated vesting of Equity Awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted Equity Awards will be cancelled first and if more than one Equity Award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata); and (4) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 5.
6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)Cause. For purposes of this Agreement, “Cause” will mean:

(i)Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with a reasonable period (as determined in the sole discretion of the Board, but not to exceed twenty (20) days) to take corrective action;

(ii)Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii)Executive’s conviction of, or plea of guilty or nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v)Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(vi)Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii)Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii)Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).
Other than for a termination pursuant to Section 6(a)(iii), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.
(b)Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 6(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
(c)Change in Control Period. For the purposes of this Agreement, “Change in Control Period” means the period beginning three (3) months prior to, and ending twenty-four (24) months following, a Change in Control.

(d)Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(e)Equity Award. For purposes of this Agreement, “Equity Award” shall mean each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards.

(f)Good Reason. For purposes of this Agreement and any Equity Award agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i)A material reduction of Executive’s authority, duties or responsibilities;

(ii)A material reduction in Executive’s base compensation;

(iii)A material change in the geographic location at which Executive must perform his or her services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

(iv)failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(v)any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company, provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than forty-five (45) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity of at least thirty (30) days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition.
Executive specifically acknowledges and agrees that the definition of “Good Reason” in this Section 6(f) shall operate with respect to all rights to severance and/or accelerated vesting of any Equity Award paid upon a termination upon or after a Change in Control and shall supersede and replace in its entirety any other definitions of “Good Reason,” “Involuntary Termination,” or other similar terms that may exist in any other employment agreement, offer letter, severance plan or policy, Equity Award agreement or Company stock incentive plan document.
7.Successors.
(a)Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notice.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9.Arbitration. The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in San Diego County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

10.Code Section 409A.
(a)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(b) below, and consequently shall be paid to Executive promptly following termination as required by Section 3 of this Agreement. It is intended that all cash severance payments under this Agreement, if any, satisfy the short-term deferral rule.

(b)Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined in this Section 10(b)) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to Executive’s death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her separation from service but prior to the six (6) month anniversary of his or her separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(b) above. For purposes of this Section 10(c), “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurs.

(d)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

11.Miscellaneous Provisions.

(a)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d)Integration. This Agreement, together with the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards (other than as such Equity Award agreements have been revised pursuant to this Agreement), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Prior Agreement. With respect to Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such Equity Awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e)Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.
Executive understands and acknowledges that the definition of “Good Reason” contained in this Agreement shall supersede any and all such similar definitions contained in employment agreements, offer letters, severance policies and plans and Equity Award agreements to the extent such other agreements provide for benefits contingent on a Change in Control, and that by executing this Agreement, Executive acknowledges such other arrangements have been amended accordingly.

COMPANY
MAXLINEAR, INC.
By:__________________________________________
Title:_________________________________________
Date:_________________________________________

EXECUTIVE
By:__________________________________________
Title:_________________________________________
Date:_________________________________________